EXHIBIT 99

The Ryland Group, Inc.
News Release	www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Cathey Lowe, Senior Vice President, Finance
		Investor Relations	(818) 223-7530

Melissa Bailey, Vice President, Communications
		Media Relations	(818)223-7590

RYLAND ANNOUNCES RECORD THIRD-QUARTER NET NEW ORDERS AND BACKLOG

CALABASAS, Calif. (Oct. 3, 2003) – The Ryland Group, Inc. (NYSE: RYL) today released preliminary net new unit orders for the three months ended September 30, 2003.

     New orders for the quarter ended September 30, 2003 were a record 3,749, an increase of 5.4 percent, compared to 3,558 orders reported for the quarter ended September 30, 2002.

     Additionally, the Company’s backlog increased to a record 7,710 outstanding contracts, representing an increase of 15.3 percent over the backlog at September 30, 2002.

NEW ORDERS (units):

	For the three months ended			For the nine months ended
	September 30,			September 30,

	2003	2002	% Change	2003	2002	% Change

North	1,100	1,002	9.8%	3,563	3,194	11.6%
Texas	770	826	-6.8%	2,797	2,685	4.2%
Southeast	1,124	1,020	10.2%	3,770	3,217	17.2%
West	755	710	6.3%	2,536	2,062	23.0%

Total	3,749	3,558	5.4%	12,666	11,158	13.5%

     With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company. The Company, which currently operates in 27 markets across the country, has built more than 210,000 homes and financed over 185,000 mortgages since its founding in 1967.

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Note: Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on various factors and assumptions that include such risks and uncertainties as the completion and profitability of sales reported; the market for homes generally and in areas where the Company operates; the availability and cost of land; changes in economic conditions and interest rates; increases in raw materials and labor costs; consumer confidence; government regulation; and general economic, business and competitive factors, all or each of which may cause actual results to differ from the statements made in this press release.

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